Exhibit 5.1

[Letterhead of McGuireWoods LLP]

November 18, 2015

Park Sterling Corporation

1043 East Morehead Street, Suite 201

Charlotte, North Carolina 28204

Ladies and Gentlemen:

We have acted as counsel to Park Sterling Corporation, a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 8,950,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), that may be issued by the Company in connection with the merger of First Capital Bancorp, Inc., a Virginia corporation (“First Capital”), with and into the Company, as contemplated by the Agreement and Plan of Merger, dated as of September 30, 2015 (the “Merger Agreement”), by and between the Company and First Capital (the “Merger”).

In rendering this opinion, we have reviewed resolutions of the Board of Directors of the Company approving the Merger and the issuance of the Shares and originals, or copies of originals certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates as we have deemed appropriate in connection with the opinion set forth below including the Registration Statement, the Articles of Incorporation and the Bylaws of the Company. In our examination, we have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and correct, (iv) all documents submitted to us as copies are true and complete copies of originals thereof and (v) each natural person signing any document reviewed by us had the legal capacity to do so. As to factual matters material to this opinion letter, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Company.

Based upon the foregoing, and subject to the limitations, assumptions and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and that, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Park Sterling Corporation

November 18, 2015

This opinion is limited to the laws of the State of North Carolina and we express no opinion as to the effect of the laws of any other jurisdiction.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent (1) to be named in the Registration Statement and in the prospectus contained therein under the heading “Legal Matters” as attorneys who passed upon the validity of the Shares and (2) to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP